REVENUE AND SUCCESS REWARD SHARING AGREEMENT

This Revenue and Success Reward Sharing Agreement (the “Agreement”), effective on January 18, 2007 (the “Effective Date”), is made by and between Beijing Allstar Business Consulting, Inc. (“Party A”) and  Hongtao Shi (“Party B”) and relates to services of consulting project (“Project”) for Shanghai Baby Fox Fashion Co., Ltd. (“the Company”).

A. Party A’s Responsibility. Coordinate all work related the above defined consulting project among auditing accounting firm, security firm, investment relation, investors etc. parties in the United States of America.

B. Party B’s Responsibility.  To assist Party A to perform all in-house documentation work performed and coordination work, including English translation, secretary/assistant support, administration and communication with the Company in The People’s Republic of China.

C. Term of the Agreement.  from Effective Date until Project finishes.

D. Revenue & Success Sharing: Revenue is defined as cash received by Party A from The Company or its affiliates which is related to services and work for the Project. Success Rewards are defined as stock, stock option, or stock warrant which was defined in the consulting agreement between Party A and the Company.

Party B’s Share of Revenue: 41.18%

Party B’s Share of Success Reward: 40.75% .

E. Time of Sharing.

Revenue: After Party A receive each Revenue payment.

Success Reward: At the same time when the Company rewards the Party A such Success Reward.

F. Nature of Relationship. Party B is an independent Revenue & Success Reward Sharing Contractor.  Party B will not act as an agent nor shall it be deemed an employee of the Party A for the purposes of any income tax withholding, FICA taxes, unemployment benefits, insurance coverage or otherwise.  Party B shall not enter into any agreement or incur any obligations on Party A’s behalf, or commit Party A in any manner without the Party A’ prior written consent.

G. Tax. Party A and Party B, each is responsible for its own income tax or any other tax related governed by their own tax authorities and regulations.

H. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.  The parties consent to jurisdiction of the federal and state courts within Maryland and service of process being affected by registered mail or fax sent to the address or fax no. set forth at the end of this Agreement.

All previous discussions, promises, representations and understandings between the parties relative to this Agreement, if any, have been merged into this document.  The terms and provisions of this Agreement shall be binding on and inure to the benefit of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Party B: Hongtao Shi		Party A: Beijing Allstar Business Consulting, Inc.

By:		By:
	Hongtao Shi		Fred Chang, President
	Date: January 18, 2008		Date: January 18, 2008
	Address: 9-1-2001, No. 6 Dong Si Huan Bei Road, Chaoyang, Beijing, China 100016		Registered Address: Suite 12B2, Hanwei Plaza, 7 Guangua Road, Beijing, China 100004